Exhibit 99.2

Chart Industries Completes Acquisition of GOFA

CLEVELAND, August 1, 2011 (GLOBE NEWSWIRE) — Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, announced today that it has completed the previously announced acquisition of GOFA Gocher Fahrzeugbau GmbH and related companies (“GOFA”). GOFA will be operated as part of Chart’s Distribution & Storage (D&S) business segment.

“Now that the acquisition has been completed, we look forward to integrating GOFA and its leading mobile cryogenic products during the balance of 2011,” stated Tom Carey, President of Chart D&S. “GOFA will expand the array of mobile products and services we can provide to our customers worldwide.”

GOFA, located in Goch, Germany, designs, manufactures, sells, and services cryogenic and non-cryogenic mobile equipment primarily for the European region. Since 1962, GOFA has been supplying a variety of customers in the industrial gas, energy, chemical and other industries. GOFA’s cryogenic mobile business completes Chart’s European LNG product offering, allowing for comprehensive LNG product solutions.

As previously announced, this acquisition is expected to be accretive to Chart’s 2011 earnings. GOFA projects its full-year 2011 revenues to be €22 million.

Chart D&S is a leading cryogenic equipment provider for the industrial gas and LNG markets, manufacturing a full line of portable, stationary and mobile products under the Dura-Cyl®, Bulk Tank VS-01™,Trifecta®, Perma-Cyl®, Liquid Tube Trailer™ and Orca® brands.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future revenues, business trends, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to successfully integrate GOFA’s business, cyclicality of product markets, a delay or reduction in customer purchases, cancellation of customer orders, competition, and economic, political, business and market risks associated with international operations. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information on Chart visit: http://www.chart-ind.com and for GOFA visit http://www.gofa.de

For more information, click here: http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=Ø&S=Ø&L=1

Contact:

Chart Industries, Inc.

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer

216-626-1216

Michael.Biehl@chartindustries.com

Chart Industries, Inc.

Ken Webster, Vice President, Chief Accounting Officer and Controller

216-626-1216

Ken.Webster@chartindustries.com